Exhibit 10.14

Deacons D3: 22.03 2017

DATED                    2017

APTUS HOLDINGS LIMITED

and

GUARDIAN CAPITAL MANAGEMENT LIMITED

MANAGEMENT AGREEMENT

Deacons

5th Floor

Alexandra House

18 Chater Road

Central

Hong Kong

Fax : +852 2810 0431

Tel : +852 2825 9211

© Copyright Deacons March, 2017

All rights reserved. Not to be reproduced without prior permission.

Deacons D3: 22.03 2017

Deacons D3: 22.03 2017

AN AGREEMENT made the	day of	2017.

BETWEEN:-

(1)	APTUS HOLDINGS LIMITED a company incorporated under the laws of the Cayman Islands whose registered office is at c/o Campbell Corporate Services Limited, Floor 4, Willow House, Cricket Square, Grand Cayman KY1-9010, Cayman Islands (the “Company”); and

(2)	GUARDIAN CAPITAL MANAGEMENT LIMITED a company incorporated under the laws of Hong Kong whose principal place of business is at 17/F Guangdong Investment Tower, 148 Connaught Road Central, Hong Kong (the “Manager”).

WHEREBY IT IS AGREED AND DECLARED as follows:-

1.	INTERPRETATION

1.1	In this Agreement the following words and expressions shall, where not inconsistent with the context, have the following meanings respectively:-

“Articles”	means the Articles of Association for the time being of the Company and any reference herein to an Article shall be taken to refer to the Articles unless otherwise specified;

“Auditors”	means such entity for the time being acting as auditors of the Company;

“Effective Date”	means the date of execution of this Agreement, or such earlier or later date as agreed by the Company and the Manager;

“Investment Objective and Strategy”	means the investment objectives and strategy of the Company as agreed between the Company and the Manager from time to time and set out in Schedule 1 attached to this Agreement;

“Investments”	means investments of any type held directly or indirectly by or on behalf of the Company;

“Investment Restrictions”	means the investment restrictions (if any) as agreed between the Company and the Manager and set out in Schedule 1 attached to this Agreement, within which the Investments must be managed;

“Laws”	means the laws of Hong Kong (including delegated legislation and regulations of any competent authority) and any other applicable laws and regulations for the time being in force;

“Proper Instructions”	means written, faxed or e-mailed instructions in respect of any of the matters referred to in this Agreement signed or emailed or purporting to be signed or emailed by such one or more person or persons as the Company shall from time to time have authorised to give the particular class of instructions in question. In instances indicated in advance by the Company, the Manager may also act pursuant to telephonic instructions given by designated persons and such telephonic instructions shall be deemed to be “Proper Instructions” within the meaning of this definition. Different persons may be authorised to give instructions for different purposes and such persons may also include officers of corporations other than the Company so authorised by the Company. A certified copy of a resolution of the Company may be received and accepted by the Manager as conclusive evidence of the authority of any such person to act and may be considered as in full force and effect until receipt of written notice to the contrary;

“Securities”	means shares, debentures and other securities of any class issued by the Company, including, without limitation the Shares;

“Share”	means an ordinary share in the capital of the Company;

1.2	References to Clauses are to Clauses of this Agreement.

1.3	The headings to the Clauses of this Agreement are for convenience only and shall not affect the construction or interpretation thereof.

1.4	Unless the context otherwise requires words and expressions contained in this Agreement shall bear the same meaning as in the Articles PROVIDED THAT any alteration or amendment of the Articles shall not be effective for the purposes of this Agreement unless the party hereto affected (to the extent that its rights or duties hereunder are affected by such alteration or amendment) shall, by endorsement hereon or otherwise, have consented thereto.

1.5	References to “HK$” and to “HK dollars” are to Hong Kong dollars, the lawful currency of Hong Kong.

2.	APPOINTMENT OF THE MANAGER

2.1	The Company HEREBY APPOINTS the Manager and the Manager shall act with effect from the Effective Date as manager of the Company upon the terms hereinafter contained and in accordance with the Laws, the Articles, the Investment Objectives and Strategy and the Investment Restrictions until its appointment shall be terminated as hereinafter provided and the Manager hereby accepts such appointment and agrees to assume the obligations set forth herein.

2.2	For the purpose of carrying out its functions, powers and obligations stated herein, the Company hereby undertakes and agrees with the Manager that the Company will from time to time provide the latest editions of the documents relating to the Company, including but not limited to its Articles, all lawful resolutions of the Company and other lawful orders and discretions given to the Manager from time to time by the Company in the form of Proper Instructions and all other information documents or materials in its possession as may reasonably be necessary to enable the Manager to carry out its duties hereunder.

3.	FUNCTIONS, POWERS AND OBLIGATIONS OF THE MANAGER

3.1	During the continuance of its appointment the Manager shall (subject to the overall policy and supervision of the Company and subject to Clause 3.4) have full power, authority and right, either itself or wholly or in part through its authorised agents or delegates, to manage the investment and re-investment of the Investments with a view to achieving the then current Investment Objective and Strategy, to provide recommendations on the investment and business strategy of the Company, to manage all or a part of the general business, operations and administration of the Company, and to perform such other functions, duties, powers and discretions as may be required of the Manager under this Agreement and/or as may otherwise be agreed between the parties from time to time.

3.2	The Manager shall keep or cause to be kept on behalf of the Company such books, records and statements expressed in such currencies as may be necessary to give a complete record of all transactions carried out by the Manager on behalf of the Company and such other books, records and statements as may be required by the Laws, the Articles and otherwise as may be agreed between the parties and shall permit the Company and its employees and agents and the Auditors to inspect such books, records and statements at all reasonable times.

3.3	Without limiting the generality of Clause 3.1, the Manager shall have and is hereby granted the authority, power and right for the account and/or in the name of the Company but subject to the supervision of the Company and the Laws:-

3.3.1	to issue orders and instructions with respect to the transfer or disposition of the Investments, moneys and other assets of the Company;

3.3.2	to purchase (or otherwise acquire), sell (or otherwise dispose of) and invest in the Investments, moneys and other assets for the account of the Company and effect foreign exchange transactions on behalf of the Company and for the account of the Company in connection with any such purchase, other acquisition, sale or other disposal or the protection of the value of Investments;

3.3.3	to take such steps as may be necessary or appropriate in relation to the Company’s assets and rights (including for the protection or maintenance of intellectual property assets and other intangible assets), including without limitation, attending to any relevant filings, registrations and administrative or operational matters, taking legal proceedings against third parties and/or entering into and maintaining any relevant licences, permits or approvals for intellectual property assets;

3.3.4	to enter into, make and perform all contracts, agreements and other undertakings as may in the opinion of the Manager be necessary or advisable or incidental to the carrying out of its functions and duties under this Agreement in accordance with the rules, regulations and practices of relevant markets; and

3.3.5	to negotiate in accordance with the instructions of the Company all borrowing arrangements of the Company and to supervise the implementation of such arrangements.

3.4	The Manager shall observe and comply with the Laws, the Articles and the Investment Restrictions and all lawful resolutions of the Company and other lawful orders and directions given to it from time to time by the Company in the form of Proper Instructions and all activities engaged in by the Manager hereunder shall at all times be subject to the control of and review by the Company and without limiting the generality of the foregoing the Company may from time to time:-

3.4.1	prohibit the Manager from investing in any Investment or in any currency or country or with any institution;

3.4.2	require the Manager to sell or transfer any Investment or (subject to the availability of funds) to purchase any Investment;

3.4.3	define the Investment Objective and Strategy of the Company and specify the manner in which it wishes the Manager to give effect to such policy within approved credit limits, provided that any changes to the Investment Objective and Strategy shall only be made with the approval of the Manager (such approval not to be unreasonably withheld);

3.4.4	withdraw from the management of the Manager money or other assets which up to the time of such withdrawal were being managed by the Manager;

3.4.5	instruct the Manager as to the exercise of the rights attached to the Investments managed by the Manager; and

3.4.6	change the Investment Restrictions with the approval of the Manager (such approval not to be unreasonably withheld);

and the Manager shall and shall procure that any person firm or company to whom it delegates any of its functions hereunder shall give effect to all such decisions.

3.5	Subject to the terms of this Agreement, to such orders and directions as may from time to time be given by the Company and to the overall policy and supervision of the Company, in exercising its rights and carrying out its duties hereunder the Manager is authorised to act for the Company and on the Company's behalf either itself or wholly or in part through its authorised agents or delegates in the same manner and with the same force and effect as the Company might or could do.

3.6	Where there are rights of voting conferred by relevant Investments, such voting rights shall be exercised in such manner as the Manager may determine (subject to the right of the Company to give instructions) and subject as aforesaid the Manager may in its discretion refrain from the exercise of such voting rights. The Company shall from time to time upon written request from the Manager execute and deliver or, if appropriate, cause to be executed and delivered, to the Manager or its nominees such powers of attorney or proxies authorising such attorney or proxies to exercise any rights conferred by, or otherwise act in respect of all or any part of the Investments.

3.7	The Manager shall provide all necessary office facilities, equipment and personnel to enable it to carry out its functions hereunder and shall liaise with the Auditors and other service providers of the Company as reasonably required so as to enable them to perform their respective duties and obligations.

4.	CONTINUATION AND EXERCISE OF MANAGER'S POWERS

4.1	The authorities herein contained are continuing ones and shall remain in full force and effect until revoked by termination of this Agreement as hereinafter provided, but such revocation shall not affect any liability in any way resulting from transactions initiated prior to such revocation.

5.	FEES OF THE MANAGER

5.1	In consideration of the performance of the Manager’s services under this agreement, the Company agrees to pay to the Manager such fees as set out in Schedule 2 (as may be amended from time to time by the Company and the Manager).

6.	EXPENSES

6.1	So far as permitted by the Laws the Company undertakes to pay or reimburse the Manager in respect of all the out-of-pocket expenses incurred by it, in the performance of its duties including (without limitation):-

6.1.1	all expenses of every nature of or incidental to deposits of cash made by the Company;

6.1.2	any stamp and other duties, taxes, governmental charges, commissions, brokerage, transfer fees, registration or licensing fees and other charges payable in respect of the acquisition, licensing, developing, holding or realisation of any Investment, asset or right and any foreign exchange transactions carried out in connection therewith;

6.1.3	all taxes and corporate fees payable by the Company to any government or official department, body or organisation or other authority or to any agency of such government, department, body or organisation or authority whether in the Cayman Islands or elsewhere;

6.1.4	all fees and expenses incurred in relation to the incorporation and initial organisation of the Company, the initial issue of its Securities, the listing of the Company on any exchange (including any restructuring or other actions taken in connection with such listing), the production, printing and distribution of any prospectuses or any placing or explanatory memorandum or any other similar document and the advertising and promotion generally of Securities of the Company;

6.1.5	all expenses incurred or to be incurred in the alteration or amendment of the Articles and or the offering document (if any) of the Company including the costs of any meetings convened to sanction the same;

6.1.6	the Manager's legal and professional expenses incurred in relation to the negotiation, preparation and settling of this Agreement and the proper performance of its duties hereunder and all legal and professional expenses necessarily incurred or to be incurred in the preparation of any documents amending the provisions of this Agreement;

6.1.7	all audit fees of the Company and legal expenses in connection with the Company's corporate existence, corporate and financial structure and relations with its shareholders and third parties and all other professional and other charges in respect of services rendered to the Company at the request of the Company;

6.1.8	interest on and charges and expenses of the Company of arranging, and arising out of, all borrowings made by the Company (if any);

6.1.9	all charges for postage, photocopy, telephone, printing, faxing and other communications charges incurred by the Manager in the proper performance of its duties hereunder;

6.1.10	the fees and expenses of any service provider of the Company, and with the consent of the Company (not to be unreasonably withheld), any other person; and

6.1.11	all other expenses, costs, fees or charges paid by the Manager on behalf of the Company but so that the liability of the Company is limited to expenses authorised to be paid out of the assets of the Company by the applicable laws of its jurisdiction of incorporation.

7.	SERVICES OF THE MANAGER NOT TO BE EXCLUSIVE

7.1	The services of the Manager to the Company hereunder are not to be deemed exclusive and the Manager shall be free to render similar services to others so long as its services hereunder are not impaired thereby and to retain for its own use and benefit all fees or other moneys payable thereby and the Manager shall not be deemed to be affected with notice of or to be under any duty to disclose to the Company any fact or thing which comes to the notice of the Manager or any servant or agent of the Manager in the course of the Manager rendering similar services to others or in the course of its business in any other capacity or in any manner whatsoever otherwise than in the course of carrying out its duties hereunder.

7.2	In connection with its activities hereunder, the Manager shall have no duty (a) to ascertain whether any director, officer or employee of the Manager possesses any information which has not been publicly disclosed and which, if generally known, might have significant impact on any decision whether to acquire, retain or dispose of or otherwise deal with any property in connection with this Agreement or (b) to take into account any such information in making a recommendation as to the sale or purchase of any Investments.

8.	POWER OF DELEGATION

8.1	The Manager shall have full power to delegate the whole or any part of its function hereunder to any person firm or company.

8.2	The Manager shall be entitled to obtain investment, management and other advice from such source or sources and on such terms as it thinks fit to perform its duties and obligations hereunder (including, without prejudice to the generality of the foregoing, full power to appoint one or more investment advisers, approved by the Company, to advise as to the investment and re-investment of the Investments).

9.	CONFLICTS OF INTEREST

9.1	The Manager will not and will procure that any of its Associated Persons (as defined below) and any person to whom it delegates investment management functions will not (a) deal with the Company as beneficial owner on the sale or purchase to or from the Company (except on a basis approved by the Company from time to time), or (b) without the consent of the Company otherwise deal with the Company as principal PROVIDED THAT:-

9.1.1	the Manager, any of its Associated Persons and/or any person to whom it delegates investment management functions (together, hereinafter called the “interested party”) may acquire or dispose of any investments upon its own account notwithstanding that the same or similar investments may be held by or for the account of or otherwise connected with the Company and nothing herein contained shall prevent an interested party from acquiring, holding or disposing of investments notwithstanding that such investments have been acquired at prices lower than those paid by or on behalf of the Company in respect of the acquisition of investments of the same class or disposed of at prices higher than those received by or on behalf of the Company by virtue of a transaction effected by the Company at or about the same time PROVIDED THAT the acquisition by an interested party of such investments is in accordance with the terms and conditions on which such investments have been offered or made available on an arm's length basis and the investments of the same class held by the Company were acquired on the best terms reasonably obtainable having regard to the interests of the Company;

9.1.2	an interested party may become the owner of Securities and may hold, dispose or otherwise deal with the same as it thinks fit;

9.1.3	nothing herein contained shall prevent an interested party, in its capacity as agent for a third party, from selling investments to or vesting investments in the Company or from contracting or entering into any financial, banking, currency or other transaction with the Company or any investor(s) in the Company or any company or body any of whose securities are held by or for the account of or otherwise connected with the Company and the interested party shall not be called upon to account in respect of any such contract or transaction or benefit derived therefrom PROVIDED THAT nothing herein contained shall permit any such sale or vesting or the entering into of any such contract or transaction as aforesaid with the Company unless such transaction is on the best terms reasonably obtainable with reliable counterparties having regard to the interests of the Company or the size and nature of the transaction; and

9.1.4	nothing herein contained shall prevent an interested party from receiving any commissions which it may negotiate in relation to any sale or purchase of investments effected by it for the account of the Company as agent for the Company or a third party and the interested party shall be entitled to retain for its own benefit any profit or benefit derived therefrom PROVIDED THAT the amount of such commission is not in excess of rates commonly receivable by security dealers in transactions of the kind contemplated and that in effecting any such sales or purchases the interested party shall do so on the best terms reasonably obtainable having regard to the interests of the Company as aforesaid and provided further that such commission does not arise in circumstances in which the Company could itself have acquired such investments without payment of commission.

9.2	The Manager, its Associated Person and/or any person to whom it delegates investment management functions reserves the right to effect transactions by or through the agency of another person with whom the Manager and/or its Associated Person have an arrangement under which that party will from time to time provide to or procure for the Manager and/or its Associated Person goods, services or other benefits (such as research and advisory services, computer hardware associated with specialised software or research services and performance measures) the nature of which is such that their provision can reasonably be expected to benefit the Company as a whole and may contribute to an improvement in the performance of the Company or of the Manager its Associated Person in providing services to the Company. The Manager and its Associated Person shall not receive any direct payment from such party. The Manager and/or its Associated Person may however undertake to place business with that party. For the avoidance of doubt, such goods and services do not include travel, accommodation, entertainment, general administrative goods or services, general office equipment or premises, membership fees, employee salaries or direct money payments.

9.3	As used in this Clause 9 Associated Person means:-

9.3.1	a person or company beneficially owning, directly or indirectly, 20 per cent. or more of the ordinary share capital of the Manager or able to exercise, directly or indirectly, 20 per cent. or more of the total votes in the Manager;

9.3.2	any person or company controlled by a person who meets one or both of the descriptions given in Clause 9.3.1;

9.3.3	any company 20 per cent. or more of whose ordinary share capital is beneficially owned, directly or indirectly, by the Manager, and any company 20 per cent. or more of the total votes in which can be exercised, directly or indirectly, by the Manager; or

9.3.4	any director or officer of the Manager or of any associated person of the Manager, as defined in Clauses 9.3.1, 9.3.2 and 9.3.3.

10.	LIABILITY OF THE MANAGER

10.1	The Manager shall not be liable to the Company or any investor in the Company or otherwise for any error of judgment or for any loss suffered by the Company or any such investors in connection with the subject matter of this Agreement or in the course of the discharge of the Manager's functions hereunder (including in particular, but without limiting the foregoing, any loss suffered or incurred by the Company or any investor in the Company following upon or arising out of any estimation, determination or calculation made by the Manager or any delay in the making or implementation of any such estimation, determination or calculation or in effecting payments or instructing the Company's bankers or other service providers of the Company to effect payments or in countermanding payment instructions or any loss or other disadvantage suffered or incurred by the Company or any investor in the Company following upon or arising out of any foreign exchange transactions or any delay in effecting or failure to effect foreign exchange transactions or the bankruptcy or insolvency of or failure to pay by foreign exchange dealers or any bank or other institution or country or governmental department or authority in which the moneys of the Company are from time to time invested or deposited or generally in relation to the purchase, holding or sale of any investments, assets or rights by the Company or any failure on the part of the Manager to make necessary registrations of prospectuses or other similar documents or any action or omission taken or suffered by the Manager in good faith in reliance on or in accordance with the opinion or advice of legal counsel, the Auditors or other competent professional advisors) howsoever any such loss may have occurred unless such loss arises from fraud, bad faith, wilful default or negligence in the performance or non-performance by the Manager or persons designated by it of its obligations or functions.

10.2	Subject to Clause 6, the Company hereby undertakes to hold harmless and indemnify the Manager against all actions proceedings claims costs demands and expenses which may be brought against suffered or incurred by the Manager by reason of its performance or non-performance of its obligations or functions under the terms of this Agreement (other than due to fraud, bad faith, wilful default or negligence on the part of the Manager or persons designated by it) including all legal professional and other expenses incurred by the Manager or persons designated by it in the performance of its obligations or functions and including indemnity obligations owed by the Manager to persons designated by it (except such as shall arise from fraud, bad faith, wilful default or negligence in the performance or non-performance of such obligations or functions) and in particular (but without limitation) this protection and indemnity shall extend to any such items aforesaid as shall arise as a result of any such loss suffered or incurred by the Company or any investor in the Company as is mentioned specifically in Clause 10.1 or any loss delay misdelivery or error in transmission of any cable or telegraphic communication or as a result of acting upon any forged document or signature but not tax on the overall income or profits of the Manager.

10.3	Notwithstanding any other provision of this Agreement, the Manager shall not be liable to the Company or any investor in the Company or otherwise for any taxation assessed upon or payable by the Company wheresoever the same may be assessed or imposed and whether directly or indirectly except for such taxation as shall be attributable to fraud, bad faith, wilful default or negligence in the performance or non-performance by the Manager or persons designated by it of its obligations or functions. The Company shall indemnify and keep indemnified the Manager from and against all taxes not attributable to fraud, bad faith, wilful default or negligence as aforesaid (wheresoever and by whomsoever imposed) on profits or gains of the Company which may be assessed upon or become payable by the Manager and against all costs claims demands actions and proceedings in connection therewith.

10.4	For the avoidance of doubt it is hereby agreed and declared that references to the Manager in this Clause shall be deemed to include references to the officers, servants, agents and delegates of the Manager. Any such person, not being a party to this Agreement, may enforce any rights granted to it pursuant to this Clause in its own right as if it were a party to this Agreement.

10.5	Any indemnity expressly given to the Manager in this Agreement is in addition to and without prejudice to any indemnity provided by the Laws and (unless Clause 13.3.2 applies) shall survive termination of this Agreement.

10.6	The Manager shall send to the Company as soon as possible all claims, demands, summonses, writs and related documents which it receives from third parties and in respect of which it may be indemnified in this Agreement and shall give such assistance as the Company may reasonably require in defending or resisting the same and the Manager shall not admit liability or offer any settlement without the written consent of the Company which may, if it so desires, take over the defence of any such actions or prosecute any such claim in the name of the Manager.

10.7	The Manager shall be entitled to rely on and shall not incur any liability in respect of any act or omission in reliance upon Proper Instructions or upon any document reasonably believed in good faith to be authentic and not fraudulent but may require documents to be authenticated to its reasonable satisfaction.

11.	LEGAL ACTION BY THE MANAGER

11.1	The Manager shall not be required to take any legal action unless fully indemnified to its reasonable satisfaction for all costs and liabilities that may be incurred or suffered by the Manager and not attributable to its fraud, bad faith, wilful default or negligence in the performance or non-performance of its obligations or functions and if the Company requires the Manager to take any action of whatsoever nature which in the reasonable opinion of the Manager might make the Manager liable for the payment of money or liable in any other way the Manager shall be and be kept indemnified in any reasonable amount and form satisfactory to the Manager as a prerequisite to taking action.

12.	ASSIGNMENT

12.1	The Manager may with the consent in writing of the Company assign all its rights and obligations hereunder to any other company, person, firm or institution acceptable to the Company and permitted under the Laws and the assignee shall, upon filing with the Company an instrument in writing whereby it shall assume the obligations of the Manager hereunder and agree to be bound by the provisions hereof, become the successor to the Manager hereunder and thereafter such successor may exercise all of the powers and enjoy all of the rights and be subject to all of the duties and obligations of the Manager hereunder as fully as though originally named as a party to this Agreement.

13.	RESIGNATION AND TERMINATION

13.1	The Manager shall be entitled to resign its appointment hereunder by notice in writing to the Company:-

13.1.1	by giving not less than one month’s notice to expire at any time;

13.1.2	at any time if the Company shall go into liquidation (except a voluntary liquidation for the purposes of reconstruction or amalgamation upon terms previously approved in writing by the Manager) or be unable to pay its debts or commit any act of bankruptcy under the laws of the Cayman Islands or if a receiver is appointed of any of the assets of the Company or if some event having an equivalent effect occurs;

13.1.3	at any time if the Company shall commit any material breach of its obligations under this Agreement and (if such breach shall be capable of remedy) shall fail within 15 days of receipt of notice served by the Manager requiring it so to do to make good such breach;

13.1.4	at any time if the Manager ceases to be permitted to act as such under the Laws.

13.2	The Company may terminate the appointment of the Manager by giving not less than one month’s notice in writing to the Manager to expire at any time.

13.3	The Company may without such notice as is referred to in Clause 13.2 terminate the appointment of the Manager at any time by giving notice in writing to the Manager in any of the following events:-

13.3.1	if the Manager goes into liquidation (except a voluntary liquidation for the purpose of reconstruction or amalgamation upon terms previously approved in writing by the Company) or is unable to pay its debts or commits any act of bankruptcy or if a receiver is appointed of any of the assets of the Manager or if some event having an equivalent effect occurs;

13.3.2	if the Manager shall commit any material breach of its obligations under this Agreement and (if such breach shall be capable of remedy) shall fail within 15 days of receipt of notice served by the Company requiring it so to do to make good such breach; or

13.3.3	if the Manager ceases to be permitted to act as such under the Laws.

13.4	On termination of the appointment of the Manager under the provisions of this Clause 13 the Manager shall be entitled to receive all fees and other moneys accrued due up to the date of such termination but shall not be entitled to compensation in respect of such termination; and the Manager shall deliver or procure to be delivered to the Company, or as it shall direct, all books of account, records, registers, correspondence, documents and assets relating to the affairs of or belonging to the Company in the possession of or under the control of the Manager or its nominees or delegates and shall take all necessary steps to vest in the Company or any new Manager any assets previously held in the name of or to the order of the Manager on behalf of the Company and the Manager shall not be entitled to any lien in respect of any of the foregoing. Termination is without prejudice to accrued rights and provisions intended to survive termination and to the right of the Manager to settle outstanding obligations for transactions in progress.

14.	CONFIDENTIALITY AND REPUTATION

14.1	The parties hereto shall not (except under compulsion of law or in accordance with the Laws) either before or after the termination of this Agreement disclose to any person not authorised by the relevant party to receive the same any confidential information relating to such party or to the affairs of such party of which the party disclosing the same shall have become possessed during the period of this Agreement and each party shall use all reasonable endeavours to prevent any such disclosure as aforesaid.

14.2	The parties shall not knowingly do or suffer any act or matter or thing which would or might reasonably be expected to prejudice materially or bring into disrepute the business or reputation of the other party.

15.	MISCELLANEOUS PROVISIONS

15.1	No failure on the part of a party to exercise, and no delay on its part in exercising, any right or remedy under this Agreement will operate as a waiver thereof nor will any single or partial exercise of any right or remedy preclude any other or further exercise thereof or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

15.2	Any provision of this Agreement may be amended only if the parties so agree in writing.

15.3	The illegality, invalidity or unenforceability of any provision of this Agreement under the law of any jurisdiction shall not affect its legality, validity or enforceability under the law of any other jurisdiction nor the legality, validity or enforceability of any other provision.

15.4	Except to the extent that the Laws admit variations by contract and are so varied by the terms of this Agreement, the powers, duties, rights and obligations of the parties under this Agreement shall be overridden by, and to the extent that they may conflict, be subject to, the Laws and the Manager shall have all the powers and perform its functions in accordance with the Laws.

15.5	This Agreement may be entered into in any number of counterparts and by the parties to it on separate counterparts, each of which when so executed and delivered shall be an original, but all the counterparts shall together constitute one and the same document.

15.6	The Manager undertakes that no advertisement, statement, circular, booklet, prospectus, explanatory memorandum or other document will be published and no money will be raised by the Manager on behalf of the Company unless and until all necessary consents and permissions of whatever jurisdiction have been obtained in connection therewith and the Manager further undertakes to comply with all securities and other laws and regulations which may be applicable to the Manager or the Company in connection with the offering and issue of Securities of the Company.

16.	NOTICES

16.1	Any notice given hereunder shall be in writing and shall be served by hand at or by being sent by fax (to such fax number as each party may nominate in writing from time to time for receipt of notices) or by prepaid airmail post to the principal place of business specified herein or last notified to the sender by the addressee. Any such notice shall be deemed duly served at the time of delivery (if delivered by hand), upon confirmation by telephone (if sent by fax) or five days after the date of posting (if sent by prepaid airmail post). Evidence that the notice was properly addressed, stamped and put into the post shall be conclusive evidence of posting. This Clause is without prejudice to the ability to give or receive Proper Instructions in accordance with the definition of that term.

17.	LAW OF THE CONTRACT

17.1	This Agreement shall be governed by and construed in accordance with the laws of Hong Kong.

17.2	The Company and the Manager hereby irrevocably submit to the non-exclusive jurisdiction of the courts of Hong Kong for the settlement of any dispute or difference arising between the parties hereto, provided always that any party shall be at liberty to take proceedings against the other party in whatever other jurisdiction that other party may from time to time be resident.

18.	EXCLUSION OF THIRD PARTY RIGHTS

18.1	Except as expressly provided in Clause 10.4, a person who is not a party to this Agreement shall not have any rights to enforce any of the provisions of this Agreement, and the application of the Contracts (Rights of Third Parties) Ordinance (Chapter 623 of the laws of Hong Kong) and/or any comparable law in any jurisdiction giving to or conferring on third parties the right to enforce any term of this Agreement is expressly excluded.

18.2	Notwithstanding any term of this Agreement, the consent or notice to any person who is not a party to this Agreement (including without limitation any of the Indemnified Persons other than the Investment Manager) is not required for any termination, rescission or agreement to any variation, waiver, assignment, novation, release or settlement under this Agreement at any time.

IN WITNESS whereof this Agreement has been entered into the day and year first above written.

EXECUTED by APTUS HOLDINGS LIMITED

Signature of Director	Signature of Witness

Name of Director	Name of Witness

EXECUTED by GUARDIAN CAPITAL MANAGEMENT LIMITED

Signature of Director	Signature of Witness

Name of Director	Name of Witness

Schedule 1 – Investment Guidelines

Investment Objective and Strategy of the Company

The Company is a holding company that will own and oversee the management, operations and investments of its subsidiaries. The Company’s investment objective is to generate long-term capital appreciation by acquiring, holding and/or investing in, by itself or through one or more of its subsidiaries or other investment vehicles, a wide range of Investments, assets and/or rights, with a focus on the healthcare industry.

While there is no limitation on the means by which the Company may seek to achieve the Company’s investment objective, it is currently expected that the Company (or its subsidiaries or investment vehicles) may:-

1.	invest in a portfolio of Investments predominantly comprised of both private and public healthcare related stocks; and/or

2.	acquire and hold certain intangible assets (including intellectual property rights) associated with early stage medical technologies, research, and companies.

The Company may target a range of technologies, research, and/or companies for investment, including the licensing and sublicensing of therapeutic drug candidates and medical devices designed to address a broad range of medical indications, and the acquisition of intellectual properties, and commercialization and/or distribution rights to technologies and products. For drug candidates, the Company may invest into pre-clinical, clinical, or commercial assets without any restriction. For medical equipment and devices, the Company may also invest into assets that are yet to be prototype-enabled or which are within any stage of their product development cycles. The Company may, from time to time, vary the aforementioned investment strategy and approach, for the purposes of achieving its investment objective.

The Company will seek to:-

1.	facilitate the financing needs of companies engaged in the development of product candidates which address significant unmet medical needs and that require a unique pairing of knowledge and resources;

2.	finance and incubate portfolio companies that commit to creating innovative solutions for health care advancement;

3.	finance academic research, inventors, and institutions focusing on medical innovations with the potential for commercial development; and/or

4.	pursue any other strategies and approaches deemed appropriate by the Manager having regard to investment objectives of the Company.

Cash, liquidity, and risk management functions will be performed by the Manager to facilitate all or part of the aforementioned initiatives.

Investment Restrictions

There are currently no Investment Restrictions instituted by the Company or the Manager.

The Company is free to invest as it sees fit into and to dispose of any asset class (tangible or intangible), market, geographic region, and across the capital market investment spectrum in so far that it is believed to further the Company’s objectives in enhancing value for the shareholders of the Company, by facilitating portfolio companies, inventors, researchers, or commercial partners in advancing medical technologies, products, and services.

Schedule 2 – Remuneration of the Manager

In consideration of the services to be performed by the Manager hereunder, the Manager shall be entitled to receive a fixed amount of management fee of HK$500,000 per calendar month from the Company. Such management fee shall accrue and be payable monthly in arrears on the last day of each month or, if such day is not a business day in Hong Kong, on the next following business day in Hong Kong.

There is currently no separate performance fee payable by the Company.

The parties may agree from time to time in writing such other remuneration of the Manager and the related calculation or payment methods.